EXHIBIT 12
                       THE BANK OF NEW YORK COMPANY, INC.
                  Ratios of Earnings to Fixed Charges and Ratios
                       of Earnings to Combined Fixed Charges
                           and Preferred Stock Dividends
                              (Dollars in Millions)


                                             For the three     For the nine
                                             months ended      months ended
                                             September 30,     September 30,
                                             1995     1994     1995     1994
EARNINGS                                     ----     ----     ----     ----
--------

 Income Before Income Taxes                  $380     $310    $1,091   $  876
 Fixed Charges, Excluding Interest
  on Deposits                                 134      118       430      309
                                             ----     ----    ------   ------
 Income Before Income Taxes and Fixed
  Charges, Excluding Interest on Deposits     514      428     1,521    1,185
 Interest on Deposits                         309      225       952      583
                                             ----     ----    ------   ------
 Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits    $823     $653    $2,473   $1,768
                                             ====     ====    ======   ======
FIXED CHARGES
-------------

 Interest Expense, Excluding Interest
  on Deposits                                $126     $110    $  405   $  284
 One-Third Net Rental Expense*                  8        8        25       25
                                             ----     ----    ------   ------
 Total Fixed Charges, Excluding Interest
  on Deposits                                 134      118       430      309
 Interest on Deposits                         309      225       952      583
                                             ----     ----    ------   ------
 Total Fixed Charges, Including Interest
  on Deposits                                $443     $343    $1,382   $  892
                                             ====     ====    ======   ======
PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS     $  4     $  4    $   12   $   17
----------------------------------------     ====     ====    ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

 Excluding Interest on Deposits              3.84x    3.63x     3.54x    3.83x
 Including Interest on Deposits              1.86     1.90      1.79     1.98

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
----------------------------------

 Excluding Interest on Deposits              3.72     3.51      3.44     3.63
 Including Interest on Deposits              1.84     1.88      1.77     1.94

       * The proportion deemed representative of the interest factor.